EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2019 Earnings Results – Net Sales for the Year Up 40% and Strong Q4 Operational Results

SCOTTSDALE, Ariz., Feb. 27, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Highlights

For the quarter ended December 31, 2019:

  Net sales of $422.1 million
  Total billings of $417.7 million
  Net loss of $0.9 million or $0.02 per share
  EBITDA of $20.1 million
  Adjusted EBITDA of $31.8 million

For the full year 2019:

  Net sales of $1,436.5 million
  Total billings of $1,387.2 million
  Net loss of $15.7 million or $0.45 per share
  EBITDA of $54.0 million
  Adjusted EBITDA of $81.9 million
KPIs	Q4'19	Q4'18	FY’19	FY’18
Sets[1]	942	689	3,178	2,423
Estimated megawatts²	2,943	1,927	9,324	6,560
Utilization[3]	96%	81%	79%	71%
Dedicated manufacturing lines[4]	52	55	52	55
Manufacturing lines installed[5]	48	43	48	43
Manufacturing lines in operation[6]	43	32	24	12
Manufacturing lines in startup[7]	3	7	14	16
Manufacturing lines in transition[8]	2	4	10	15
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential capacity of wind blades based on the number of manufacturing lines installed at the end of the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of wind blade manufacturing lines installed less the number of manufacturing lines in startup and in transition.
  Number of wind blade manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of wind blade manufacturing lines that were being transitioned to a new wind blade model during the period.

“TPI achieved solid topline and Adjusted EBITDA growth in the fourth quarter despite a challenging operating environment in 2019,” said Steve Lockard, CEO of TPI Composites. “We continued to drive profitability by reducing our cycle times through improved speed and efficiency, while also delivering strong cash flow from operations for the full year 2019.  To that end, we’ve maintained a healthy balance sheet which has helped support our growth.  We continue to invest alongside our customers to support their global production needs and to better adapt to the evolving wind landscape. We have also made great progress working towards our diversification goals through our accelerated efforts around products and processes.

“We remain confident in the long-term outlook for the wind industry. The economics of wind remain attractive, and we believe we are well positioned in the wind energy supply chain to capitalize on its continued momentum as a trusted, independent manufacturer of composite wind blades.

“Our team continues to focus on improving operational efficiency, driving out costs, and delivering value to our shareholders. TPI had a strong finish to 2019 and we remain encouraged by our prospects going forward,” concluded Mr. Lockard.

Fourth Quarter 2019 Financial Results

Net sales for the three months ended December 31, 2019 increased by $132.1 million or 45.5% to $422.1 million compared to $290.1 million in the same period in 2018. Net sales of wind blades increased by 54.3% to $397.8 million for the three months ended December 31, 2019 as compared to $257.8 million in the same period in 2018. The increase was primarily driven by a 41% increase in the number of wind blades produced year over year largely as a result of increased production at our Mexico, China and Turkey facilities. Total billings for the three months ended December 31, 2019 increased by $112.9 million or 37.0% to $417.7 million compared to $304.8 million in the 2018 period. The impact of the currency movement on consolidated net sales and total billings for the quarter was a net decrease of 0.8% and 1.0%, respectively, as compared to 2018.

Total cost of goods sold for the three months ended December 31, 2019 was $391.3 million and included $4.6 million related to three lines in startup and $0.2 million of transition costs related to two lines in transition during the quarter. This compares to total cost of goods sold for the three months ended December 31, 2018 of $277.5 million and included $20.5 million related to startup costs in our new plants in Turkey, Mexico, Iowa and China, the startup costs related to a new customer in Taicang, China and transition costs of $0.7 million related to the four lines in transition during the quarter. Cost of goods sold as a percentage of net sales decreased by three percentage points during the three months ended December 31, 2019 as compared to the same period in 2018, driven primarily by decrease in the startup and transition costs, foreign currency fluctuations and the impact of savings in raw material costs.

General and administrative expenses for the three months ended December 31, 2019 totaled $12.1 million, or 2.9% of net sales, compared to $11.6 million, or 4.0% of net sales, for the same period in 2018. The decrease was primarily driven by lower incentive compensation.

Income taxes reflected a provision of $8.4 million for the quarter as compared to a provision of $3.3 million for the same period in 2018. The change was primarily due to the jurisdictional earnings mix in the quarter as compared to the same period in 2018.

The net loss for the three months ended December 31, 2019 was $0.9 million as compared to a net loss of $8.8 million in the same period in 2018. The decrease in the net loss was primarily due to the reasons set forth above. The net loss per share was $0.02 for the three months ended December 31, 2019, compared to a net loss per share of $0.26 for the three months ended December 31, 2018.

EBITDA for the quarter increased to $20.1 million, compared to $3.8 million during the same period in 2018. Adjusted EBITDA for the quarter increased to $31.8 million compared to $9.8 million during the same period in 2018. Adjusted EBITDA margin increased to 7.5% compared to 3.4% during the same period in 2018.

Capital expenditures were $15.3 million for the quarter compared to $2.1 million during the same period in 2018. Our capital expenditures have been primarily related to machinery and equipment for new facilities and expansion or improvements at existing facilities.

We ended the quarter with $70.3 million of cash and cash equivalents and net debt was $71.8 million as compared to net debt of $53.2 million at December 31, 2018, and we had negative free cash flow during the quarter of $21.0 million.

2020 Guidance – for the full year ending December 31, 2020, we expect:

Net Sales	$1.55 billion to $1.65 billion
Adjusted EBITDA	$100 million to $125 million
Utilization[1]	80% to 85%
Capacity (sets)[2]	4,380
Average Selling Price per Blade	$140,000 to $145,000
Non-Blade Sales[3]	$75 million to $100 million
Capital Expenditures	$80 million to $90 million
Startup Costs	$17 million to $20 million

The foregoing guidance takes into account the estimated impact of the COVID-19 virus on our operations in 2020, which we expect will adversely affect our Q1 2020 net sales by approximately $45 million and Adjusted EBITDA by approximately $15 million, however, we do not believe the COVID-19 virus will have a material impact on our results of operations for the full year because we expect to recover most if not all of the expected decline in net sales and Adjusted EBITDA in Q1 2020 over the remaining three quarters of 2020.

  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential capacity of wind blades based on the number of manufacturing lines installed at the end of the period.
  Capacity (sets) represents the total potential of wind blade sets (which consist of three blades) that can be invoiced worldwide during the period at 100% utilization.
  Non-blade sales represent sales of all products and services other than the sale of wind blades, which includes sales of our tooling for wind blades and other composite structures, transportation products, wind blade field services and repairs and engineering services.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, February 27, 2020 at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13698754. The replay will be available until March 5, 2020. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define total billings as the total amounts we have invoiced our customers for products and services that we are entitled to payment under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income (loss) plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any realized gains or losses from foreign currency remeasurement, plus or minus any realized gains or losses from the sale of assets and asset impairments. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018

Net sales	$422,113	$290,057	$1,436,500	$1,029,624
Cost of sales	386,484	256,258	1,290,619	882,075
Startup and transition costs	4,827	21,234	68,033	74,708
Total cost of goods sold	391,311	277,492	1,358,652	956,783
Gross profit	30,802	12,565	77,848	72,841
General and administrative expenses	12,115	11,634	39,916	43,542
Realized loss on sale of assets and asset impairments	7,556	4,581	18,117	4,581
Restructuring charges, net	202	-	3,927	-
Income (loss) from operations	10,929	(3,650)	15,888	24,718
Other income (expense):
Interest income	32	52	157	181
Interest expense	(1,776)	(2,041)	(8,179)	(10,417)
Loss on extinguishment of debt	-	-	-	(3,397)
Realized loss on foreign currency remeasurement	(3,057)	(532)	(4,107)	(13,489)
Miscellaneous income	1,413	647	3,648	4,650
Total other expense	(3,388)	(1,874)	(8,481)	(22,472)
Income (loss) before income taxes	7,541	(5,524)	7,407	2,246
Income tax benefit (provision)	(8,402)	(3,324)	(23,115)	3,033
Net income (loss)	$(861)	$(8,848)	$(15,708)	$5,279

Weighted-average common shares outstanding:
Basic	35,174	34,606	35,062	34,311
Diluted	35,174	34,606	35,062	36,002

Net income (loss) per common share:
Basic	$(0.02)	$(0.26)	$(0.45)	$0.15
Diluted	$(0.02)	$(0.26)	$(0.45)	$0.15

Non-GAAP Measures (unaudited):
Total billings	$417,692	$304,786	$1,387,235	$1,006,541
EBITDA	$20,133	$3,814	$54,009	$42,308
Adjusted EBITDA	$31,823	$9,751	$81,914	$68,173

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31,	December 31,
(in thousands)	2019	2018
Current assets:
Cash and cash equivalents	$70,282	$85,346
Restricted cash	992	3,555
Accounts receivable	184,012	176,815
Contract assets	166,515	116,708
Prepaid expenses	10,047	9,219
Other current assets	29,843	16,819
Inventories	6,731	5,735
Total current assets	468,422	414,197
Noncurrent assets:
Property, plant, and equipment, net	205,007	159,423
Operating lease right of use assets	122,351	-
Other noncurrent assets	30,897	31,235
Total assets	$826,677	$604,855

Current liabilities:
Accounts payable and accrued expenses	$293,104	$199,078
Accrued warranty	47,639	36,765
Current maturities of long-term debt	13,501	27,058
Current operating lease liabilities	16,629	-
Contract liabilities	3,008	7,143
Total current liabilities	373,881	270,044
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	127,888	110,565
Noncurrent operating lease liabilities	113,883	-
Other noncurrent liabilities	5,975	3,289
Total liabilities	621,627	383,898
Total stockholders' equity	205,050	220,957
Total liabilities and stockholders' equity	$826,677	$604,855

Non-GAAP Measure (unaudited):
Net debt	$(71,779)	$(53,155)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$(5,651)	$(20,453)	$57,084	$(3,258)
Net cash used in investing activities	(15,316)	(2,052)	(75,510)	(52,688)
Net cash provided by (used in) financing activities	(1,388)	(3,177)	970	(7,732)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(56)	900	(171)	617
Cash, cash equivalents and restricted cash, beginning of period	94,160	114,158	89,376	152,437
Cash, cash equivalents and restricted cash, end of period	$71,749	$89,376	$71,749	$89,376

Non-GAAP Measure (unaudited):
Free cash flow	$(20,967)	$(22,505)	$(17,324)	$(55,946)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Net sales	$422,113	$290,057	$1,436,500	$1,029,624
Change in gross contract assets	(1,961)	9,515	(43,405)	(15,011)
Foreign exchange impact	(2,460)	5,214	(5,860)	(8,072)
Total billings	$417,692	$304,786	$1,387,235	$1,006,541

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(861)	$(8,848)	$(15,708)	$5,279
Adjustments:
Depreciation and amortization	10,848	7,349	38,580	26,429
Interest expense (net of interest income)	1,744	1,989	8,022	10,236
Loss on extinguishment of debt	-	-	-	3,397
Income tax provision (benefit)	8,402	3,324	23,115	(3,033)
EBITDA	20,133	3,814	54,009	42,308
Share-based compensation expense	1,077	824	5,681	7,795
Realized loss on foreign currency remeasurement	3,057	532	4,107	13,489
Realized loss on sale of assets and asset impairments	7,556	4,581	18,117	4,581
Adjusted EBITDA	$31,823	$9,751	$81,914	$68,173

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$(5,651)	$(20,453)	$57,084	$(3,258)
Capital expenditures	(15,316)	(2,052)	(74,408)	(52,688)
Free cash flow	$(20,967)	$(22,505)	$(17,324)	$(55,946)

Net debt is reconciled as follows:	December 31,
(in thousands)	2019	2018
Cash and cash equivalents	$70,282	$85,346
Less total debt, net of debt issuance costs	(141,389)	(137,623)
Less debt issuance costs	(672)	(878)
Net debt	$(71,779)	$(53,155)

A reconciliation of the low end and high end ranges of projected net income to projected EBITDA and projected adjusted EBITDA for the full year 2020 are as follows:			2020 Guidance Range (1)
(in thousands)			Low End	High End
Projected net income			$16,000	$26,000
Adjustments:
Projected depreciation and amortization			50,000	55,000
Projected interest expense (net of interest income)			11,000	13,000
Projected income tax provision			10,000	15,000
Projected EBITDA			87,000	109,000
Projected share-based compensation expense			5,000	6,000
Projected realized loss on sale of assets and asset impairments			8,000	10,000
Projected Adjusted EBITDA			$100,000	$125,000

(1) All figures presented are projected estimates for the full year ending December 31, 2020.